Exhibit 99.1

DREAMWORKS ANIMATION NAMES PHIL CROSS CHIEF ACCOUNTING OFFICER

Glendale, California — September 11, 2007 — DreamWorks Animation SKG (NYSE: DWA) today announced that Philip Cross has been named Chief Accounting Officer. Mr. Cross will be responsible for managing the Company’s accounting functions and will report to Lew Coleman, DreamWorks Animation’s President and Chief Financial Officer.

“We are very pleased to welcome Phil to DreamWorks Animation,” said Lew Coleman. “As a seasoned finance professional, Phil brings a wealth of experience and knowledge that comes from over 35 years in both accounting and the entertainment industry. We are fortunate to have an individual with his level of expertise join our team.”

Mr. Cross has most recently been serving as a consultant to DreamWorks Animation. From 1980 until retiring in June 2006, Mr. Cross was a partner with PricewaterhouseCoopers LLP, serving as a senior partner in that firm’s Technology, Information, Communications and Entertainment practice. Mr. Cross was previously a member of the Institute of Chartered Accountants of England and Wales and has served on the Board of Directors of the American Cinematheque. He also served as an advisor to the British American Film and Television Academy of Los Angeles. Mr. Cross is a certified public accountant and a member of the American Institute of Certified Public Accountants (“AICPA”).

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated animated feature films. The Company has theatrically released a total of fourteen animated feature films, including Antz, Shrek, Shrek 2, Shrek the Third, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge and Flushed Away. DreamWorks Animation’s newest release, Bee Movie, is scheduled to open in theaters November 2, 2007.

CONTACTS:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

# # #